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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of Corrections Corporation of America for the registration of up to $200,000,000 of 7.5% Senior Notes due 2011 and to the incorporation by reference therein of our report dated February 6, 2004 (except with respect to the matters discussed in the eleventh paragraph of Note 15 and the second paragraph of Note 17, as to which the date is February 19, 2004), with respect to the consolidated financial statements of Corrections Corporation of America and Subsidiaries, included in Corrections Corporation of America's Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

                                          /S/ ERNST & YOUNG LLP

Nashville, Tennessee
March 30, 2004